Exhibit 99.1

EARNINGS RELEASE

For Immediate Release
Contact: Raymond M. Soto (203) 853-0700

BOLT TECHNOLOGY REPORTS SECOND QUARTER RESULTS.

NORWALK, CT., January 26, 2010 – Bolt Technology Corporation (NASDAQ: BOLT) today announced financial results for the second quarter and the first six months of fiscal year 2010.

Sales for the second quarter of fiscal year 2010, the three months ended December 31, 2009, were $8,675,000 compared to $13,590,000 for the second quarter of fiscal year 2009.  Net income for the quarter was $1,461,000 ($0.17 per share) compared to $3,026,000 ($0.35 per share) for the second quarter of fiscal year 2009.

Sales for the first half of fiscal year 2010, the six months ended December 31, 2009, were  $15,708,000 compared to $24,853,000 for the same period last fiscal year.  Net income for the period was $2,639,000 ($0.31 per share) compared to $5,306,000 ($0.62 per share) in the first six months of fiscal year 2009.

Raymond M. Soto, Bolt’s chairman, president and CEO, commented, “Our operating results for the second quarter and first six months of fiscal year 2010 continue to  reflect the impact of lower marine seismic exploration activity caused by the global economic slowdown.  The lower level of activity resulted in a 37% decrease in sales and a 50% decrease in net income for the six months ended December 31, 2009 as compared to last fiscal year’s first six months.  All three of our reportable segments—Seismic Energy Sources, Underwater Cables and Connectors and Seismic Energy Source Controllers—continued to operate profitably and our fiscal year 2010 second quarter earnings of $1,461,000 ($0.17 per share) increased 24% from $1,178,000 ($0.14 per share) in the first quarter.  Our balance sheet also continued to strengthen during the second quarter.  Cash increased to $34,803,000 at December 31, 2009 from $27,737,000 at June 30, 2009 and working capital increased to $53,059,000 at December 31, 2009 from $49,935,000 at June 30, 2009.

Our outlook for the remainder of fiscal year 2010 remains dependent on continued improvement in economic growth resulting in increased demand for hydro-carbon exploration, including marine seismic exploration.”

Bolt Technology Corporation is a leading worldwide developer and manufacturer of   marine seismic acquisition equipment used for offshore exploration for oil and gas. The Company operates in three segments: “Seismic Energy Sources,” “Underwater Cables and Connectors” and “Seismic Energy Source Controllers.”

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These include statements about anticipated financial performance, future revenues and earnings, business prospects, new products, anticipated energy industry activity, anticipated market performance, planned production and shipping of products, expected cash needs and similar matters.  Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation (i) the risk of technological change relating to the Company’s products and the risk of the Company’s inability to develop new competitive products in a timely manner, (ii) the risk of changes in demand for the Company’s products due to fluctuations in energy industry activity, (iii) the Company’s reliance on certain significant customers, (iv) risks associated with a significant amount of foreign sales, (v) the risk of fluctuations in future operating results, (vi) risks associated with global economic conditions and (vii) other risks detailed in the Company’s filings with the Securities and Exchange Commission.  The Company believes that forward-looking statements made by it are based on reasonable expectations.  However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements. The words “estimate,” “project,” “anticipate,” “expect,” “predict,” “believe,”  “may,” “could,” “should” and similar expressions are intended to identify forward-looking statements.

BOLT TECHNOLOGY CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Sales	$8,675,000	$13,590,000	$15,708,000	$24,853,000
Costs and expenses	6,496,000	9,065,000	11,827,000	16,927,000
Income before income taxes	2,179,000	4,525,000	3,881,000	7,926,000
Provision for income taxes	718,000	1,499,000	1,242,000	2,620,000
Net Income	$1,461,000	$3,026,000	$2,639,000	$5,306,000

Earnings per share diluted	$0.17	$0.35	$0.31	$0.62

Average shares outstanding	8,626,000	8,586,000	8,624,000	8,591,000

BOLT TECHNOLOGY CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)

	December 31,			December 31,
	2009	2008		2009	2008
Assets			Liabilities and
			Stockholders’ Equity

Current Assets			Current Liabilities
Cash and cash equivalents	$34,803,000	$21,356,000	Accounts payable	$719,000	$2,195,000
			Accrued expenses	1,627,000	1,470,000
Accounts receivable	7,024,000	11,351,000	Income taxes payable	194,000	661,000
Inventories	13,103,000	16,410,000	Customer deposits	-	676,000
Other	669,000	387,000		2,540,000	5,002,000
	55,599,000	49,504,000
Property and equipment	4,054,000	4,333,000
Goodwill	10,957,000	10,644,000	Stockholders’ equity	69,398,000	61,073,000
Other intangible assets	1,112,000	1,352,000
Other	216,000	242,000
	$71,938,000	$66,075,000		$71,938,000	$66,075,000